  EXHIBIT 99.1

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Appoints Chris Siu, Semiconductor Industry Veteran, as Chief Financial Officer and Executive Vice President of Finance

Fremont, CA (May 31, 2023) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and production burn-in equipment, today announced the appointment of Chris Siu as the Company’s Chief Financial Officer, Executive Vice President of Finance, and Secretary effective June 1, 2023. He will succeed Ken Spink, who previously announced his planned retirement after 15 years with the Company. Mr. Spink will stay on through the completion of Aehr’s fiscal 2023 year that ends May 31, 2023 and annual 10-K filing to ensure an orderly transition.

Mr. Siu brings more than 27 years of finance and accounting experience in the semiconductor, medical equipment, and public accounting industries. Before joining Aehr Test Systems, he most recently served four years in senior finance executive positions at publicly traded Ultra Clean Technologies, a global leading developer and supplier of critical subsystems, components and parts, and ultra-high purity clean and analytical services primarily for the semiconductor and semiconductor equipment industry, including Senior Vice President of Finance, Corporate Treasurer, and Chief Accounting Officer. Prior to Ultra Clean Technologies, Mr. Siu held senior management roles at PDF Solutions and also GlobalFoundries, a multinational semiconductor manufacturing company, where he served for eight years including leading all global accounting functions as Corporate Controller for four years. He was also Chief Accounting Officer and Director of Finance at semiconductor company Trident Microsystems and served in several senior finance management positions at medical device and software manufacturer Varian Medical Systems. Mr. Siu also worked three years with Deloitte and left as an Audit Manager, and began his career in public accounting serving over five years with EY. He is a Certified Public Accountant (inactive) in California. Mr. Siu holds a Bachelor of Science degree in Accounting from Brigham Young University in Hawaii and a Master of Business Administration degree from the University of California at Berkeley.

Gayn Erickson, President and CEO of Aehr Test Systems, commented, “After an extensive search, we are delighted to announce that Chris will be joining Aehr as our new CFO. He is a seasoned executive with a proven track record of delivering strong financial and operating results with several public companies serving the semiconductor and semiconductor equipment industries. His wealth of knowledge and experience will be of great benefit as we continue to focus on the tremendous growth opportunities ahead for Aehr.”

Mr. Erickson continued, “I am very grateful to Ken for his leadership and many contributions during his 15 years at Aehr. He has been a great partner to me during the Company’s development and growth, and on behalf of the Board and the entire Aehr team, we wish him the best in his retirement.”

Mr. Siu commented, “I am thrilled to join Aehr Test Systems during such an exciting time for the company and I look forward to partnering with Gayn and the leadership team to build on the company’s success and drive further growth and long-term shareholder returns.”

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About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in semiconductor devices in wafer level, singulated die, and package part form, and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge silicon carbide-based power semiconductors, memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak Contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, future requirements and orders of Aehr’s new and existing customers; bookings forecasted for proprietary WaferPakTM and DiePak consumables; and expectations related to long-term demand for Aehr’s productions and the attractiveness of key markets. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent Form 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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